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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. ________)

                      PERRY COUNTY FINANCIAL CORPORATION
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                              (Name of Issuer)

                                 COMMON STOCK
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                       (Title of Class of Securities)

                                  71447Q104
                            --------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)(See Rule 13d-7).

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") of otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







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CUSIP No.                           13G

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1  NAMES OF REPORTING PERSONS?
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

        First State Bancshares, Inc.  43-1345560

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2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                           (a) / /
                                                           (b) / /
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3  SEC USE ONLY


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4  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
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                5  SOLE VOTING POWER

                     41,000
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           0
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH             41,000 Shares
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                     0
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9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,000 Shares
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                           / /
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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.12%
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12 TYPE OF REPORTING PERSON

     CO
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Item 1(a)  Name of Issuer:            Perry County Financial Corporation



Item 1(b)  Address of Issuer's Principal Executive Offices:

                 14 North Jackson Street
                 Perryville, Missouri 63775

Item 2(a)  Name of Person Filing:           First State Bancshares, Inc.



Item 2(b)  Address of Principal Business Offices or, if none, Residence:

                 201 E. Columbia Street
                 Farmington, Missouri  63640

Item 2(c)  Citizenship

                 United States

Item 2(d)  Title of Class of Securities:

                 Common Stock

Item 2(e)  CUSIP Number:

                 71447Q104

Item 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

           (a)  [ ]   Broker or Dealer registered under Section 15 of the Act
           (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act
           (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                      Act
           (d)  [ ]   Investment Company registered under Section 8 of the
                      Investment Company Act
           (e)  [ ]   Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940
           (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income
                      Security Act of 1974 or Endowment Fund; see Section
                      240.13d-1(b)(1)(ii)(F)
           (g)  [ ]   Parent Holding Company, in accordance with Section
                      240.13d-1(b)(ii)(G)
           (h)  [ ]   Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)





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Item 4.           Ownership.

       (a)  Amount Beneficially Owned:     41,000



       (b)  Percent of Class:   5.12%



       (c)  Number of shares as to which such person has:

            (i)    Sole power to vote or to direct the vote


                        41,000

            (ii)   Shared power to vote or to direct the vote

                        0

            (iii)  Sole power to dispose or to direct the disposition of

                        41,000

            (iv)   Shared power to dispose or to direct the disposition of

                        0

Item 5.         Ownership of Five Percent or Less of a Class.

                        N/A

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                        N/A

Item 8.         Identification and Classification of Members of the Group.

                        N/A

Item 9.         Notice of Dissolution of Group.

                        N/A

Item 10.        Certification.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose



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of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.




                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.




                                             /s/ Greg E. Allen
                                             --------------------------------
                                             By: Greg E. Allen
Date:  February 7, 1997




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